Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR DECLARES SPECIAL CASH DIVIDEND
Alliance Semiconductor Provides Business Update
SANTA CLARA, Calif.—(BUSINESS WIRE)—April 28, 2008—Alliance Semiconductor Corporation (ALSC.PK) announced today that its Board of Directors declared a cash dividend and provided an update on the Company’s activities. Alliance’s Board of Directors declared a special one-time cash dividend of $0.10 per share, which is payable May 20, 2008 to stockholders of record as of May 12, 2008. Mel Keating, President and CEO of Alliance, said, “With the payment of this dividend, our Board will have returned a total of $4.10 per share in cash dividends to our stockholders since July 2007.”
Business Update
Alliance’s management and Board of Directors continue to focus on realizing value for the Company’s stockholders. The Company sold 4,510,565 shares of Tower Semiconductor Ltd. for approximately $5.8 million during the fiscal year ended March 31, 2008 (fiscal year 2008), of which $2.3 million represents fourth quarter sales, realizing a GAAP loss for fiscal year 2008 on such sales of approximately $1.1 million (a loss of $1.2 million for the fourth quarter). Alliance also has sold 1,563,982 Tower shares for proceeds of approximately $1.5 million since that date. The Company currently holds approximately 112,000 shares of Tower Semiconductor, and expects to fully liquidate its remaining position in Tower during the fiscal year ended March 31, 2009, subject to market prices and other market conditions.
As previously announced, Alliance will receive a federal income tax refund of approximately $6.6 million, plus interest, for the 2001 tax year. The amount of the interest payment and the timing of the total payment have not been determined, but Alliance estimates, based on its review of the applicable regulations, that the interest should be approximately $2 million and currently expects to recognize its calculation of the estimated amount in the fourth quarter of fiscal 2008. The Internal Revenue Service has not confirmed Alliance’s calculation of the interest amount and its calculation could be more or less. The interest will increase as payment is delayed. Alliance also expects to receive a California income tax refund, primarily for fiscal 2002, of approximately $1.6 million, although the state of California has not confirmed the timing or amount of this refund.
Following the payment of the dividend announced, Alliance expects its remaining cash to be approximately $1.7 million which, given the reductions in administrative expenses implemented after all operations were discontinued and after the asset sales which took place in fiscal years 2007 and 2008, Alliance believes will be more than adequate to meet anticipated expenses and obligations. Alliance continues to hold $59,425,000 in face amount of asset-backed securities issued by the Anchorage Finance Master Trust and the Dutch Harbor Finance Master Trust. Although recent auctions for these securities have not provided liquidity, all interest payments have been timely made.
Alliance is not currently able to report its estimated earnings (loss) for the entire 2008 fiscal year, but currently anticipates that recognition of the interest on its tax refund will offset losses on the Tower share sales for the fourth quarter of fiscal year 2008. Although Alliance is uncertain whether this will produce positive earnings for the fourth quarter, Alliance expects to report positive earnings for the fiscal year, primarily attributable to the reversal of tax accruals in the third quarter.

Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
(408) 855-4900
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” and “expects,” or similar expressions identify forward-looking statements. Forward-looking statements include statements regarding the amount of realized losses from the sales of Tower Semiconductor shares and the anticipated timing of future sales of Tower shares; the amount and timing of anticipated federal and California state income tax refunds, related interest calculations and the timing of the recognition of such interest; the amount and adequacy of our cash reserves; and our estimated earnings for fiscal year 2008 and the fourth quarter of fiscal year 2008. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, some important factors that could cause actual results or outcomes for Alliance or our subsidiaries to differ materially from those discussed in forward-looking statements include: unforeseen expenses and our ability to have cash resources for continued operations; fluctuations in the value and liquidity of securities we own; litigation; uncertainty regarding the finalization of the interest calculations related to our expected federal and California state income tax refunds; the audit by our independent registered public accounting firm of our financial statements and related footnotes for fiscal year 2008 and their review of the financial statements for the fourth quarter of fiscal year 2008; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.